Exhibit 99.1

Contact:	Jennifer Cook Williams
Director
Corporate Communications
and Investor Relations
650-266-3200

CELL GENESYS REPORTS FIRST QUARTER FINANCIAL RESULTS

SOUTH SAN FRANCISCO, CA, April 26, 2004—Cell Genesys, Inc. (Nasdaq: CEGE) reported a net loss of $20.9 million, or $0.52 per share, for the quarter ended March 31, 2004. This compares with a net loss of $17.4 million, or $0.47 per share, in the same quarter of 2003. Cell Genesys ended the quarter with approximately $194.4 million in cash, cash equivalents and short-term investments, including restricted cash and investments. This includes the proceeds from the company’s recently completed public stock offering. In addition, at the end of the first quarter, Cell Genesys held approximately 7.0 million shares of its former subsidiary, Abgenix, Inc.

Revenues for the quarter ended March 31, 2004 were $2.6 million compared with $1.0 million for the comparable period in 2003, an increase reflecting revenues from the company’s strategic alliance with Novartis AG for oncolytic virus therapies. The company’s research and development costs for the quarter were $22.6 million, compared with $21.1 million for the first quarter of 2003, an increase that can be attributed principally to the company’s expanding clinical trials and other product development activities in both its GVAX® cancer vaccine and oncolytic virus therapy programs.

“We remain committed to managing our financial resources optimally to achieve our mission of developing and commercializing novel biological therapies for patients with cancer,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “While we continue to pursue multiple clinical-stage programs in parallel, our primary focus remains on initiating Phase 3 trials for GVAX® prostate cancer vaccine, our lead product development program.”

First Quarter 2004 and Other Recent Highlights:

•	Completed a public offering of 4,250,000 shares of common stock along with an additional 637,500 shares of common stock pursuant to the exercise of the entire over-allotment option by the underwriters. The shares were priced at $12.50 per share resulting in total gross proceeds to Cell Genesys of approximately $61.1 million.

•	Reported that GVAX® cancer vaccine and docetaxel chemotherapy exhibited synergistic antitumor activity when tested in a mouse tumor model. These preclinical studies provide support for the company’s Phase 3 development program for its lead product, GVAX® prostate cancer vaccine, which includes two Phase 3 clinical trials, one of which will evaluate GVAX® prostate cancer vaccine in combination with docetaxel chemotherapy. These preclinical data were presented by Cell Genesys scientists at the American Association of Cancer Research (AACR) Meeting in Orlando, FL.

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•	Announced the development of an oncolytic (cancer cell-killing) virus with the potential ability to target and kill over 85 percent of cancer types in preclinical studies. CG5757, a virus designed to replicate preferentially in and kill cancer cells, demonstrated statistically significant antitumor efficacy in mouse tumor models of lung and bladder cancer, reducing tumor growth rates by 81 and 88 percent, respectively. Cell Genesys scientists also presented these preclinical data at the AACR Meeting in Orlando, FL.

•	Announced the acceptance of three abstracts for presentation at the 2004 American Society of Clinical Oncology (ASCO) Annual Meeting, which will take place in New Orleans, LA, June 5 – June 8. The three accepted abstracts pertain to clinical trials of GVAX® prostate cancer vaccine, GVAX® leukemia vaccine and CG7870 oncolytic virus therapy.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is pursuing three cancer product platforms—GVAX® cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies. Clinical trials of GVAX® vaccines are under way in prostate cancer, lung cancer, pancreatic cancer, leukemia and myeloma. Clinical programs of oncolytic virus therapies include CG7870 for prostate cancer. Preclinical studies are in progress for additional GVAX® cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies for multiple types of cancer. Cell Genesys’ majority-owned subsidiary, Ceregene, Inc., is focused on gene therapies for neurologic disorders. Cell Genesys also continues to hold an equity interest in its former subsidiary, Abgenix, Inc., an antibody products company. Cell Genesys is headquartered in South San Francisco, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company’s website at www.cellgenesys.com.

Cell Genesys will host its quarterly conference call to discuss events that occurred during the first quarter of 2004 at 8:30 a.m. PDT on Tuesday, April 27, 2004. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. A replay of the webcast will be available for at least 48 hours following the call. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for 48 hours following the call. Please refer to access number 728730.

Statements made herein about the company and its subsidiaries, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2003 dated March 4, 2004 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(unaudited, in thousands except per share data)

	Three months ended March 31,
	2004	2003
Revenue	$2,584	$1,038
Operating expenses:
Research and development	22,644	21,058
General and administrative	5,549	5,041

Total operating expenses	28,193	26,099

Loss from operations	(25,609)	(25,061)

Gain on sale of Abgenix, Inc. common stock	5,506	—
Interest and other income	1,241	1,931
Interest expense	(2,238)	(299)

Loss before income taxes	(21,100)	(23,429)
Income tax benefit	181	6,054

Net loss	$(20,919)	$(17,375)

Basic and diluted net loss per common share	$(0.52)	$(0.47)

Weighted average shares of common stock outstanding - basic and diluted	40,271	36,926

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)	(note 1)
Cash, cash equivalents and short-term investments, including restricted cash and investments	$194,366	$160,288
Investment in Abgenix, Inc. common stock	93,829	91,936
Other current assets	1,445	1,173
Property and equipment, net	169,777	172,102
Noncurrent deferred tax assets	34,428	34,247
Other assets	685	756

Total assets	$494,530	$460,502

Deferred revenue	$6,415	$7,877
Deferred tax liabilities	34,962	34,247
Other current liabilities	19,982	22,218
Noncurrent income tax liabilities	29,954	29,954
Noncurrent portion of debt financing	93,762	94,835
Noncurrent portion of facility lease obligation	51,623	51,799
Redeemable convertible preferred stock	2,706	2,706
Stockholders’ equity	255,126	216,866

Total liabilities and stockholders’ equity	$494,530	$460,502

Note 1. Derived from audited financial statements.